Exhibit 5.1

Celyad SA Rue Edouard Belin 2 1435 Mont-Saint-Guibert Belgium

CMS DeBacker

Avocats-Advocaten

Chaussée de La Hulpe 178

1170 Brussels

Belgium

T +32 2 743 69 00

F +32 2 743 69 01

www.cms.law

Vincent Dirckx

T direct +32 2 743 69 48

E vincent.dirckx@cms-db.com

28 September 2017

Ladies and Gentlemen,

Re :	Celyad SA – Warrants – Legal Opinion

We have acted as Belgian legal counsel to CELYAD SA, a limited liability company (société anonyme) organised under the laws of the Kingdom of Belgium with registered office at rue Edouard Belin 2, 1435 Mont-Saint-Guibert, Belgium, registered with the Crossroads Bank for Enterprises under number 891.118.115 (the Company) on certain matters of Belgian law in connection with the Company’s registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the Commission), as thereafter amended or supplemented (the Registration Statement), relating to the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), in respect of up to 144,666 ordinary shares, without nominal value, of the Company (the Shares) to be issued upon exercise of outstanding warrants under the plans 2014, 2015 and 2017 of the Company (the Plans).

Documents

For the purpose of this opinion we have examined the following documents (the Documents):

(a)	the Registration Statement;

(b)	the regulations of the Plans incorporated as exhibits 99.1(3). 99.2 and 99.3 to the Registration Statement;

(c)	the coordinated articles of association of the Company as at August 23, 2017;

CMS DeBacker SCRL/CVBA- RPM Bruxelles/RPR Brussel – TVA/BTW: BE 0430.408.301- IBAN: BE98 6300 2257 5393 - BIC: BBRUBEBB

CMS DeBacker is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of some or all of the member firms. Further information can be found at cms.law.

CMS offices and associated offices: Aberdeen, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Berlin, Bogota, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dubai, Dusseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Kyiv, Leipzig, Lima, Lisbon, Ljubljana, London, Luxembourg, Lyon, Madrid, Manchester, Medellin, Mexico City, Milan, Moscow, Munich, Muscat, Paris, Podgorica, Prague, Rio de Janeiro, Rome, Santiago De Chile, Sarajevo, Seville, Shanghai, Sheffield, Singapore, Sofia, Strasbourg, Stuttgart, Tehran, Tirana, Utrecht, Vienna, Warsaw, Zagreb and Zurich.

(d)	such corporate documents and records of the Company and such other instruments, notarial deeds, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

Nature of the opinion and limitations

This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws of the Kingdom of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are interpreted by the courts of the Kingdom of Belgium (Belgian law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office), even in cases where, under Belgian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinions as set out below; furthermore we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except insofar as they are directly applicable in Belgium);

(b)	we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Documents will not contravene Belgian law, its application or interpretation to the extent that Belgian law is altered in the future;

(c)	this opinion cannot be construed as giving certainty that Belgian courts will in the future take the same decisions as in the existing case law and doctrine on which this opinion is based, as under Belgian law case law does not have the value of binding precedent. Moreover, not all legal issues discussed in this opinion have been the subject matter of case law and any opinion expressed on such issues herein cannot be construed as giving certainty that a Belgian court will decide in the manner as opined therein;

(d)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied), including the Company, under or by virtue of any of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(e)	to the extent that the laws of other jurisdictions may be relevant, we have made no independent investigation of such laws, and our opinion is subject to the effect of such laws including the matters contained in the opinion of local counsel in these jurisdictions; we express no views in this opinion on the validity of the matters set out in such opinion(s);

(f)	we express no opinion on any taxation laws of any jurisdiction (including Belgium) otherwise than as stated herein;

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(g)	any person who is entitled to, and does, rely on this opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, associate of, employee of or consultant to CMS DeBacker or any other member of the group of CMS undertakings and that such person will instead confine any claim to CMS DeBacker (which includes the operations conducted in our Brussels office). This applies (save only where law and regulation requires otherwise) to any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise; and

(h)	this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Assumptions

In considering the Documents and in rendering this opinion, we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies, e-mail copies or facsimile copies;

(c)	that all shareholders’ and board of directors’ meetings of the Company were validly convened and held in accordance with the Belgian Companies Code;

(d)	that the statements of facts contained in the minutes of all shareholders’ and board of directors’ meetings of the Company are accurate and complete (including, but not limited to, the validity and existence of attendance lists, waivers, powers of attorney, reports, etc. which the minutes refer to);

(e)	that the Plans have been, and will be at all times, operated in accordance with their terms;

(f)	that the Registration Statement has been or shall be filed with the SEC and shall become effective, in the form referred to in this opinion;

(g)	that the meeting of the Board of Directors was effectively held on 27 September 2017 and that the decision referred to in the minutes of said meeting was effectively and validly resolved in accordance with the Company’s Articles of Association and Belgian law;

(h)

that, at the date hereof, the Company (i) is not in a situation of cessation of payments (cessation de paiement) as defined in the law of 8 August 1997, (ii) has not been dissolved (dissoute), liquidated (liquidée), annulled as a legal entity nor is a procedure to this effect

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pending or are there any grounds for the Company’s dissolution, (iii) has not entered into or applied for a proceeding of judicial reorganisation (réorganisation judiciaire) pursuant to the law of 31 January 2009, (iv) is not under temporary supervision (administration provisoire), and (v) has not made any filing in any jurisdiction for protection against its creditors under whatever form;

(i)	that the Documents have been decided upon or entered into for bona fide commercial reasons, within the corporate purpose and corporate interest of the parties thereto and on arms’ length terms by each of the parties, without any fraudulent intent (including as to the interests of creditors);

(j)	that there has been no mistake of fact (erreur), fraud (dol), duress (violence) or undue influence (lésion) in relation to any Document;

(k)	that the directors (administrateurs) of the Company who have approved and/or executed Documents, have exercised their powers (i) in accordance with the best interest of the Company, (ii) in accordance with their duties under all applicable laws (including the rules regarding conflicts of interest), and (iii) in accordance with the articles of association of the Company and the powers conferred to them.

Opinion

Based upon the above and subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that under the laws of the Kingdom of Belgium, the Shares to be issued upon exercise of the warrants granted under the Plans, when (i) the Company has taken all necessary action to issue the Shares in compliance with the then applicable provisions of the Company’s articles of association, the laws of the Kingdom of Belgium and the terms of the Plans, and (ii) the Company will have received in full all amounts payable by the participants under the Plans in respect of the Shares, will be validly issued, fully paid for and non-assessable.

Qualifications

Our opinion is subject to the following qualifications:

(a)

Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising, the agreements and documents relating thereto and this present opinion will be determined by the Belgian courts in accordance with Belgian law, and we express no opinion on the interpretation that the Belgian court may make of any such expressions or descriptions; in particular, as far as the word “non-assessable” used in the paragraph above (“opinion”) is concerned, please note that this word has no legal meaning under Belgian law and is issued in this opinion only to mean that, with respect to the issuance of the Shares, a

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holder of the Shares will have no obligation to pay any additional amount in excess of the subscription price;

(b)	this opinion is subject to bankruptcy, judicial reorganisation, insolvency, attachment, liquidation and other laws of general application relating to or affecting the rights of creditors generally;

(c)	we express no view on any provision stating that the document is the entire agreement or requiring written amendments or waivers insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties;

(d)	the introduction of legal proceedings in Belgium and enforcement of a judgment would give rise to certain nominal filing charges and notification fees; pursuant to article 851 of the Belgian Judicial Code a foreign plaintiff can be required, at the request of a Belgian defendant, to post a bond to secure payment of any expenses or damages for which the foreign plaintiff might be liable, unless waived in a applicable treaty;

(e)	the enforcement of a foreign judgment rendered by a court which is not a court of states which are bound by the Council Regulation (or the Recast Council Regulation, as applicable), is subject to the procedures contained in the Belgian Code of Judicial Procedure and can include a re-examination of the merits of the case by the Belgian courts.

Governing law, jurisdiction and consent to filing

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Belgian law. This opinion is given in accordance with the rules and standards of the Brussels Bar.

The Belgian courts shall have non-exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion, and (ii) any non-contractual obligations arising out of or in connection with this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act.

Yours faithfully

/s/ CMS DeBacker

CMS DeBacker

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